Exhibit 3.1

SECOND AMENDMENT TO THE
FIRST AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP OF
SUMMIT HOTEL OP, LP

April 11, 2012

Pursuant Article XI of the First Amended and Restated Agreement of Limited Partnership of Summit Hotel OP, LP (the “Initial Partnership Agreement”), as amended by the First Amendment to the Initial Partnership Agreement, dated as of October 26, 2011 (the “First Amendment” and, together with the Initial Partnership Agreement, the “Partnership Agreement”), the General Partner1 hereby amends the Partnership Agreement, effective as of October 26, 2011, as follows to (i) correct a drafting error in the First Amendment that could have resulted in Series A Preferred Units receiving allocations of Profits and Loss in excess of the Series A Preferred Return, (ii) provide the General Partner the discretion not to revalue the property of the Partnership in connection with certain issuances of additional Partnership Units, and (iii) memorialize the Partnership’s allocation of Profits and Loss among the Partners as though the taxable year had ended on February 14, 2011, the date on which the Partnership issued Common Units to Summit REIT and the General Partner in connection with Summit REIT’s issuance of REIT Shares in its initial public offering:

1.             Percentage Interest.  The defined term “Percentage Interest” in Article I is deleted in its entirely and the following new defined term is inserted in its place:

“Percentage Interest” means the percentage determined by dividing the number of Common Units of a Partner by the sum of the number of Common Units of all Partners, treating LTIP Units, in accordance with Section 4.04(a), as Common Units for this purpose.

2.             Additional Capital Contributions and Issuance of Additional Partnership Units.  Article 4, Section 4.02(a)(i)(4) of the Partnership Agreement is hereby deleted in its entirety and the following new Section 4.02(a)(i)(4) is inserted in its place:

“(4) Common Units are issued to all Partners owning Common Units or LTIP Units in proportion to their respective Percentage Interests.”

1 Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Partnership Agreement.

3.             Capital Accounts.  Article 4, Section 4.06 of the Partnership Agreement is hereby deleted in its entirety and the following new Section 4.06 is inserted in its place:

“Capital Accounts.  A separate capital account (a “Capital Account”) shall be established and maintained for each Partner in accordance with Regulations Section 1.704-1(b)(2)(iv).  If (i) a new or existing Partner acquires an additional Partnership Interest in exchange for more than a de minimis Capital Contribution, (ii) the Partnership distributes to a Partner more than a de minimis amount of Partnership property as consideration for a Partnership Interest, (iii) the Partnership is liquidated within the meaning of Regulation Section 1.704-1(b)(2)(ii)(g) or (iv) the Partnership grants a Partnership Interest (other than a de minimis Partnership Interest) as consideration for the provision of services to or for the benefit of the Partnership to an existing Partner acting in a Partner capacity, or to a new Partner acting in a Partner capacity or in anticipation of being a Partner, the General Partner shall revalue the property of the Partnership to its fair market value (as determined by the General Partner, in its sole and absolute discretion, and taking into account Section 7701(g) of the Code) in accordance with Regulations Section 1.704-1(b)(2)(iv)(f); provided that (i) the issuance of any LTIP Unit shall be deemed to require a revaluation pursuant to this Section 4.06 and (ii) the General Partner may elect not to revalue the property of the Partnership in connection with the issuance of additional Partnership Units pursuant to Section 4.02 to the extent it determines, in its sole and absolute discretion, that revaluing the property of the Partnership is not necessary or appropriate to reflect the relative economic interests of the Partners.  When the Partnership’s property is revalued by the General Partner, the Capital Accounts of the Partners shall be adjusted in accordance with Regulations Sections 1.704-1(b)(2)(iv)(f) and (g), which generally require such Capital Accounts to be adjusted to reflect the manner in which the unrealized gain or loss inherent in such property (that has not been reflected in the Capital Accounts previously) would be allocated among the Partners pursuant to Section 5.01 hereof if there were a taxable disposition of such property for its fair market value (as determined by the General Partner, in its sole and absolute discretion, and taking into account Section 7701(g) of the Code) on the date of the revaluation.  In making those adjustments to the Capital Accounts of the Partners occurring during any taxable year in which this Agreement is effective, the General Partner shall allocate the adjustments, to the extent possible and in its sole and absolute discretion, to cause the Capital Account attributable to each Common Unit to be equal in amount; provided that the General Partner shall not make any allocation that could cause any holder of Partnership Units to recognize income or gain for federal income tax purposes.”

4.             Percentage Interests.  Article 4, Section 4.07 of the Partnership Agreement is hereby deleted in its entirety and the following new Section 4.07 is inserted in its place:

“Percentage Interests.  If the number of outstanding Common Units or LTIP Units increases or decreases during a taxable year, each Partner’s Percentage Interest shall be adjusted by the General Partner effective as of the effective date of each such increase or decrease to a percentage equal to the number of Common Units or LTIP Units held by such Partner divided by the aggregate number of Common Units and LTIP Units outstanding after giving effect to such increase or decrease.  If the Partners’ Percentage Interests are adjusted pursuant to this Section 4.07, the Profits and Losses for the taxable year in which the adjustment occurs shall be allocated between the part of the year ending on the day when that adjustment occurs and the part of the year beginning on the following day either (i) as if the taxable year had ended on the date of the adjustment or (ii) based on the number of days in each part.  The General Partner, in its sole and absolute discretion, shall determine which method shall be used to allocate Profits and Losses for the taxable year in which the adjustment occurs; provided, however, that, in connection with the issuance of Common Units on February 14, 2011, the General Partners shall allocate Profits and Losses as if the taxable year had ended on the date.  The allocation of Profits and Losses for the earlier part of any year shall be based on the Percentage Interests before adjustment, and the allocation of Profits and Losses for the later part shall be based on the adjusted Percentage Interests.  In the event there is an increase or decrease in the number of outstanding Partnership Units (other than Common Units or LTIP Units) during a taxable year, the General Partner shall have similar discretion, as provided in the preceding sentences of this Section 4.07, to allocate items of Profit and Loss between the part of the year ending on the day when that increase or decrease occurs and the part of the year beginning on the following day, and that allocation shall take into account the Partners’ relative interests in those items of Profit and Loss before and after such increase or decrease.”

5.             Except as modified herein, all terms and conditions of the Partnership Agreement shall remain in full force and effect, which terms and conditions the General Partner hereby ratifies and confirms.

IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first set forth above.

GENERAL PARTNER:

SUMMIT HOTEL GP, LLC
a Delaware limited liability company

By:	Summit Hotel Properties, Inc.,
a Maryland corporation, its sole member

By:	/s/ Christopher R. Eng
Name:	Christopher R. Eng
Title:	Vice President, General Counsel
and Secretary

LIMITED PARTNERS:

SUMMIT HOTEL GP, LLC
a Delaware limited liability company, as Attorney-in-Fact for the Limited Partners pursuant to Section 8.02 of the Partnership Agreement

By:	Summit Hotel Properties, Inc.,
a Maryland corporation, its sole member

By:	/s/ Christopher R. Eng
Name:	Christopher R. Eng
Title:	Vice President, General Counsel
and Secretary

[Signature page for Amendment re: Second Amendment -- April 2012]